UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 21, 2010

RVUE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

333-158117	94-3461079
(Commission File Number)	(IRS Employer Identification No.)

100 N.E. 3rd Avenue, Suite 200, Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

954-525-6464
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On December 21, 2010, rVue Holdings, Inc. (the “Corporation”) sold 8,758,328 shares of its common stock, $.001 par value (the “Common Stock”) and issued warrants to acquire 8,758,328 shares of Common Stock at an exercise price of $1.00 per share, to eleven individuals and seven institutional investors (collectively, the “Investors”) in consideration for $2,627,500, before placement agent fees of $27,500 payable to a Placement Agent in connection with an investment by three Investors.  The shares of Common Stock will be issued to the Investors without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.  We intend to use the proceeds from such sale for general working capital, including new product development and expansion of rVue managed services.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2010, the Corporation’s Board of Directors (the “Board”) approved the appointment of Michael F. Mullarkey and Patrick J. O’Donnell to serve on the Corporation’s Board effective immediately.

Michael F. Mullarkey

Mr. Mullarkey is an experienced director and executive officer of public companies, having served in various capacities including Chief Executive Officer, President, Chairman of the Board and Acting Chief Financial Officer of Workstream, Inc. (OTC:WSTM)  From January 2001 to April 2001, Mr. Mullarkey was the President, Secretary and a Director of Paula Allen Holdings, Inc., a full service outplacement firm in the United States, acquired by Workstream, Inc. in April 2001.  From October 1999 to December 2000, Mr. Mullarkey returned to Sony Corporation where he served as General Manager.  From January 1998 to September 1999, Mr. Mullarkey was the co-founder and managing director of Information Technology Mergers & Acquisitions, LLC, an investment capital group managing private equity funding and investing in emerging technology markets and organizations.  From October 1989 to February 1997, Mr. Mullarkey was employed by Sony Corporation of America, a subsidiary of Sony Corporation, where his most recent position was Vice President and General Manager.  Prior to serving as Sony Corporation of America’s Vice President and General Manager, Mr. Mullarkey served as its National Sales Manager, a position he held from 1992 to 1994, and prior to that he served as one of its Sales Executives.

Mr. Mullarkey is an experienced executive officer and director of public companies with the skills necessary to serve as a director. He has helped build numerous private, and one public, entities from the early stages to significant operating entities.

Patrick J. O’Donnell

Mr. O’Donnell is a private investor and entrepreneur, and a senior business and technology executive with over 25 years experience and a proven record of delivering success within the Financial Services Industry.  Since 2005, Mr. O’Donnell's primary activity has been in running his private hedge fund.  From 1997 through 2004 Mr. O’Donnell served as the Chief Technology Officer of UBS Investment Bank and a member of its management board.  Prior thereto he held senior positions within UBS and its predecessors.

Mr. O’Donnell is an experienced executive officer with the skills necessary to serve as a director. Mr. O’Donnell has experience in leading a 6,000 person technology organization and combines that expertise with numerous global businesses including: Equity, Interest Rates, Derivatives, Foreign Exchange, Commodities, Energy and Corporate Finance.

In April 2010 Mr. O’Donnell joined the NYSE Liffe US board.  NYSE Liffe is the global derivatives business of the NYSE Euronext group.

On December 21, 2010, Mr. O'Donnell purchased from the Company 333,333 shares of Common Stock and warrants to purchase 333,333 shares of Common Stock for an aggregate purchase price of $100,000.  The warrants are immediately exercisable at a price of $1.00 per share, and expire twelve years from the date of the transaction.  Mr. O'Donnell made the purchase in connection with the private placement described in Item 3.02 of this Report.

In connection with the appointment of Messrs. Mullarkey and O’Donnell to the Board, the Board reviewed and revised or ratified the Corporation’s committee structure and compensation. The committees of the Corporation’s Board and its members are as follows:

•	Audit Committee – Michael F. Mullarkey (Chair and audit committee financial expert), Robert N. Chimbel and Patrick J. O’Donnell
•	Compensation Committee – Messrs. Chimbel (Chair), Mullarkey and O’Donnell
•	Nominating and Governance Committee – Messrs. O’Donnell (Chair), Chimbel and Mullarkey

On December 21, 2010, Messrs. Mullarkey, O’Donnell, and Robert W. Roche, who currently acts as an advisor to the Company, were granted a ten-year option, under the Corporations 2010 Equity Incentive Plan, to acquire 200,000 shares of Common Stock at an exercise price of $.30 per share.  The options vest in full six months after the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RVUE HOLDINGS, INC.

Dated: December 27, 2010	By:	/s/David A. Loppert
David A. Loppert
Chief Financial Officer